UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               CTD HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                       Delaware                     59-3029743
              (State or other jurisdiction of   (I.R.S. Employer
               (incorporation or organization)   Identification No.)

           3713 S.W. 42nd Avenue, Suite 3, Gainesville, FL 32608-6581
               (Address of Principal Executive Offices) (Zip Code)

                   C. E. "RICK" STRATTAN EMPLOYMENT AGREEMENT

                              C. E. "RICK" STRATTAN
                         3713 S.W. 42nd Avenue, Suite 3
                           Gainesville, FL 32608-6581

            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

 ---------------------------------------------------------------------------------------

                         Proposed         Proposed
Title of                 Amount           Maximum            Maximum             Amount of
Securities               to be            Offering           Aggregate           Registration
to be                    registered       Price              Offering            Fee
Registered                                Per Share          Price
- ---------------------------------------------------------------------------------------
$0.001 par value         800,000          $0.13               $104,000            $26
Common Stock
- --------------------------------------------------------------------------------------
Totals                   800,000          $0.13               $104,000            $26
- --------------------------------------------------------------------------------------

TABLE OF CONTENTS:

(1) This registration statement covers shares of common stock of CTD Holdings, Inc. which are issued pursuant to the Company's Employment Agreement with C.E. "Rick" Strattan dated May 30, 2001, (the "Strattan Employment Agreement").

(2) The 800,000 issuable pursuant to the Strattan Employment Agreement are calculated pursuant to Rule-457(h) and (c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of our common stock as reported on the over the Over the Counter Bulletin Board on June 22, 2001.

(3) Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by 0.00025.

PART I

ITEM  1.    PLAN INFORMATION

GENERAL INFORMATION

THE COMPANY

The Company has its principal office at CTD HOLDINGS, INC., 3713 S.W. 42nd Avenue, Suite 3, Gainesville, Florida 32608-6581.

     The Common Stock will be issued by the Company pursuant to the Company's Employment Agreement with C. E. "Rick" Strattan dated May 30, 2001 ("The Strattan Employment Agreement"), which has been approved by the Board of Directors of the Company (the "Board of Directors"). The Employment Agreement compensates Mr. Strattan 800,000 shares in compensation for $100,000 accrued salary reflecting the market value of the Common Stock on May 30, 2001. Non-Employee directors and consultants may be stimulated and allow the Company to secure and retain highly qualified employees and officer and non-employee directors and consultants, thereby advancing the interests of the Company, and all of its shareholders. A copy of the Strattan Employment Agreement has been filed as an exhibit to this Registration Statement.

COMMON STOCK

     The Board has authorized the issuance of 800,000 shares of the Common Stock pursuant to the Company's Strattan Employment Agreement upon effectiveness of this registration Statement.

NO RESTRICTIONS ON TRANSFER

     Upon the issuance of Common Shares requested Mr. Strattan will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and will be entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT OF THE COMPANY

     The amount of income recognized by Mr. Strattan hereunder in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS OF RESALES

     Mr. Strattan will be subject to Section 16(b) of the Exchange Act, to the extent he has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: CTD Holdings, Inc., 3713 S.W. 42nd Avenue, Suite 3, Gainesville, FL 32608-6581.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

         The following documents, as filed by CTD Holdings, Inc. (the `Company') with the Securities and Exchange Commission (the `Commission'), are incorporated by reference in this Registration Statement and made a part hereof:

          (a) The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2001, filed with the Commission on May 15, 2001.

          (b) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Commission on April 2, 2001.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 12(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein shall be deemed to be modified or supersedes for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration statement

     Experts - The consolidated financial statements of the Company which are included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, of the Company have been audited by James Moore & Co., P.L. independent auditors as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of James Moore & Co., P.L., pertaining to such financial statements (to the extent covered by consents filed with the

Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

ITEM 4.    Description of Securities.

         Not applicable.

ITEM 5.    Interests of Named Experts and Counsel.

         Not applicable

ITEM 6     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (`Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at a the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

ITEM 7.   Exemption from Registration Claimed.

     Not Applicable

ITEM 8.   Exhibits.

         The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number                                             Description

--------------                                               ------------

5        Opinion of Brashear & Associates, P.L.
10.1     Strattan Employment Agreement dated May 30, 2001
23.1     Consent of James Moore & Co. P.L.
23.2     Consent of Brashear & Associates, P.L.*

*Filed as a part of Exhibit 5

ITEM 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10 (a) (3) of the securities Act of 1933


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or and material change to such information in the registration statement; provided, however that paragraphs (a) (1) (I) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gainesville, Florida on June 27, 2001.

CTD HOLDINGS, INC.



BY:  /s/ C. E. "Rick" Strattan
-----------------------------------
C. E. "Rick" Strattan
Chief Executive Officer and Director
(Principal Executive and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

TABLE OF CONTENTS

This is a section of the piece table.

Signature                                                Title

CTD HOLDINGS, INC.



By: /s/ C.E. "Rick" Strattan                      Chief Executive Officer and
----------------------------------                Director (Principal Executive
C.E. "Rick" Strattan                               and Financial Officer)